AGREEMENT


THIS AGREEMENT is made and entered into at Berlin, New Hampshire this fifteenth day of July, 1997, by and between CROWN PAPER CO., d/b/a CROWN VANTAGE, Berlin-Gorham, (hereinafter collectively called the Company), and OFFICE & PROFESSIONAL EMPLOYEES INTERNATIONAL UNION, Local 6, (hereinafter referred to as the Union).


                          GENERAL PURPOSE OF AGREEMENT
                                 AND RECOGNITION

1.1 The general purpose of this Agreement is in the mutual interest of the employer and employee to provide for the operations of the offices and plants of the Company under methods which will further to the fullest extent possible the safety, welfare and health of the employee, economy of operation, quality and quantity of output, cleanliness of plants, and protection of property. It is recognized by this Agreement to be the duty of the Company and the employee to cooperate fully, individually and collectively for the advancement of said condition.

1.2 Pursuant to certification by the National Labor Relations Board dated January 16, 1957, in case No. l-RC-4725, the Company recognizes the Union as the sole and exclusive representative for collective bargaining with respect to the rates of pay, wages and salaries, hours and working conditions, of all office and plant clerical employees of the Company's Gorham and Berlin, New Hampshire operations in the following departments:


Traffic                                      Stores
Accounting                                   Office Services
Timekeeping                                  Maintenance
Cascade Production Planning

*Internal Audit & Office Methods             Budget & Financial
Order Billing                                General Accounting
Stenographic                                 Research & Development - Tech.
Data Processing                              Woods Accounting
Manufacturing - General                      Burgess General Office
Cascade General Office                       Engineering Office
Power & Steam Office                         Production Controls Office
Quality & Process Control Office             Towel & Tissue
Purchasing

(* old departments per the certification of the National Labor Relations Board)

but excluding the employees of all other departments, professional employees, technical employees, registered nurses, guards, buyers in the Purchasing Department, confidential employees which category includes the employees who prepare the confidential executive payroll and the secretaries to the Group Vice President, Operations Managers, Group Controller, Human Resources Director, Materials Manager, Woodlands Manager, Technical Director, and Manager of all Pulp and Paper Plants and Maintenance Departments, and all supervisory employees as defined in the National Labor Relations Act, as amended.


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1.3 The Union and Management agree to provide equal opportunity for employment, training and development, transfer, promotion and compensation without regard to race, creed, color, national origin, sex, age, religion and status as a qualified individual with a disability (as per ADA guidelines).

Whenever the male gender is used or indicated, the female gender is also intended. Whenever the female gender is used or indicated, the male gender is also intended.

1.4 Any additions to, deletions from or modifications of the terms of this Agreement shall be mutually agreed upon by the parties.


                                 UNION SECURITY

2.1 All present employees within the bargaining unit who are now members or hereafter become members of the Union shall remain members in good standing in Local No. 6 as a condition of employment. All new employees shall be required, not later than thirty (30) calendar days after being hired, to join and maintain membership in good standing as a condition of continued employment.

2.2 Upon individual written authorization by the employees which shall not be irrevocable for more than a year or the termination date of this Agreement, whichever occurs sooner, the Company agrees to deduct from the compensation of each employee who is a Union member the union initiation fees and dues for the current month in such amount as was last certified to the company in writing by the Secretary/Treasurer of the Local Union. The Company further agrees that effective November, 1985, this deduction shall be made on a weekly basis. The Company also agrees to remit all Union initiation fees and dues deducted to the Secretary/Treasurer of the Local Union.


                                   MANAGEMENT

3.1 The Company shall manage the plant and offices, and direct the working forces. The Management of the Plants and offices includes the right to plan, direct and control all office and/or plant operations, or hire, promote, demote, transfer, suspend or discharge employees for proper cause; to relieve employees from duty because of lack of work or for other legitimate reasons; and to introduce and use new or improved methods, office machinery or equipment or processes. It is agreed that nothing contained herein shall be used for the purpose of discrimination against employees because of membership in the Union, and further agreed that all action pursuant to the provisions of this paragraph shall be in conformity with the provisions of this contract. On behalf of any aggrieved employee, the Union may challenge in the grievance procedure any reasonable change of existing rules and practices not specified in this Agreement.


                                 REPRESENTATION

4.1 Representatives of the employees in the bargaining unit shall be by a Union Committee, one of whom shall be the Chief Steward.

4.2 In addition to the Union Committee, the Union may designate a steward for the employees in the bargaining unit at each of the following locations:
      Steward No. 1                          Administration and Pulp Mill
      Steward No. 2                          Paper Mill

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4.3 The foregoing paragraphs are not intended to bar any authorized representative of the International Union from any meeting of Company and Union representatives where his presence has been requested by either the Company or the Union Committee, or where it is required by the grievance procedure.

4.4 Promptly after the date of this Agreement, the Union shall certify to the Company a list of its officers, committeemen and stewards who are authorized to function as representatives of the Union and shall keep said information up to date.

4.5 Stewards and members of the Union Committee shall suffer no loss of pay by reason of time spent by them during their regular shift in the adjustment of grievances with Management provided, however, that no steward committeeman shall leave his department for that purpose without reporting to his supervisor before he leaves the time and place of the meeting and the representatives of Management with whom the meeting is to be held, and receiving his permission to leave. If a negotiating committee member's vacation is scheduled during the negotiating period, he may reschedule it to a time mutually agreeable to himself and his supervisor.

4.6 It is understood that Union officials or stewards shall, with permission from supervision (which shall not be unreasonably denied), be permitted to make necessary investigation of employee grievances or attend scheduled meetings with Management representatives provided it does not interfere with the efficient operation of the department. All Union representatives shall report back to their supervisor as per Paragraph 4.5.

4.7 The Union and Management Committee will meet once every month or at such other times as is required to discuss matters of mutual concern or of a general nature arising out of the Agreement. A representative of the International Union may be present at such meetings at the request of the Union.

4.8 The Union's international representative must receive permission from the Company's Human Resources Department in order to enter the Company offices or mills for the purpose of investigating grievances or working conditions. The Company reserves the right to have a representative accompany the Union's international representative.


                               GRIEVANCE PROCEDURE

5.1 A grievance within the meaning of the Agreement shall be any difference of opinion, controversy or dispute arising between the parties hereto relating to the wages, hours and working conditions established by this Agreement, or any dispute between the parties involving the interpretation or application of any provisions of this Agreement. The aggrieved employee must (before any grievance is filed), approach his immediate supervisor to discuss the complaint. Any settlement at this point shall not create a precedent or past practice. If the parties cannot agree to settle the complaint, then the aggrieved employee may file a grievance within five working days of the supervisor's answer and must specify which article of the Labor Agreement has been violated. If the company believes it has not violated the Labor Agreement, it must specify the reasons why.

5.2 In the event of such grievances in any department, the following procedure shall apply:

     Step I - Between the immediate supervisor the aggrieved employee, accompanied by a Union representative within five (5) days after receipt of the written grievance.

     Step II - If no settlement is arrived at in Step I, the Human Resources Department shall promptly arrange for a meeting between the same persons designated in Step I, a Human Resources representative, the member of Management next highest in authority, the Union president and the International Representative. Every effort will be made between the parties to settle any grievance within ten (10) days after the time limit in Step I.

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     Whenever a grievance is not processed within the time limits as specified in each step of the grievance procedure, the grievance shall automatically proceed to the next step in the grievance procedure, unless such time limits have been extended, in writing, by mutual consent of both parties.

     Step III - In the event the dispute shall not have been satisfactorily settled by the above method, either the Company or the Union must notify the other party in writing of its intention to appeal the matter to arbitration within thirty (30) days following the date of the written answer in Step II, before an impartial arbitrator to be appointed by the American arbitration Association upon written application sent by either party, with a copy of said written application sent simultaneously to the other party. The impartial arbitrator shall interpret and apply this Agreement, but he shall not have power or authority to add to or subtract from this Agreement. His decision shall be final and binding on both parties, and all parties agree to abide by his award. Each party shall bear the expenses of its own representative at the arbitration proceeding; and all other expenses of the arbitration, including those of the impartial arbitrator, shall be shared and paid equally by the parties. If either the Company or the Union fails to notify the other party, in writing, of its intention to appeal the matter to arbitration within thirty (30) days mentioned above, the grievance shall be considered settled at Step II of the grievance procedure. The arbitration provisions contained in this contract are hereby specifically made subject to the provisions of Section 1, Chapter 415, of the Revised Laws of New Hampshire, 1942, as amended by Section I, Chapter 191, of the Laws of New Hampshire, 1945. (Chapter 542, RSA)


                       DISCHARGES AND DISCIPLINARY LAYOFFS

6.1 No employee shall be discharged, suspended or disciplined except for sufficient and reasonable cause.

6.2 If upon joint investigation by the Union and the Company, or by decision of an arbitrator appointed pursuant to the terms of this Agreement, it shall be found that the employee was unjustly laid off or discharged, such employee shall be reinstated to his former position without any loss of rank, seniority or reduction in salary, and shall be compensated by the Company for lost time in such amount as shall be agreed upon by the parties or determined by the arbitrator.


                             NO STRIKES OR LOCKOUTS

7.1 The Company agrees that it will not lock out the employees, and Union agrees that there shall be no strike, slowdown or work stoppage during the life of this Agreement.

7.2 It is recognized that the Company has contracts with other labor organizations and must engage in negotiations with such labor organizations. Nothing in this Agreement is intended to require performance by either the Company or the Union when by reason of strike or lockout conditions then existing outside of and in the vicinity of the plants performance is practically impossible or physically dangerous to the employees or the members of Management. There shall be no liability in damages on the part of the Company or the Union for non-performance under such circumstances.


                     SENIORITY - DEFINITION AND APPLICATION

8.1 All employees in the bargaining unit as of the date of this Agreement shall retain the credits of unit-wide seniority with which they are credited as of that date, regardless of department or status or bargaining unit where it was accumulated. Commencing with the date of this Agreement, said employees, new employees, and employees transferred into this bargaining unit from jobs not within this bargaining unit shall accumulate unit-

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wide seniority only for continuous service in this bargaining unit unbroken by any of the causes for loss of seniority set forth in Paragraph 12.3.

8.2 In the event of the promotion, demotion, layoff and recall of employees within this bargaining unit, whenever qualifications are equal, unit-wide seniority will be the determining factor. (Qualifications include education, essential job skills, and experience as required to perform the duties as specified on job postings.)

8.3 The Company shall supply the Union each week with a list of all new hires, transfers, terminations and such other changes which may occur.


                            NEW EMPLOYEES IN THE UNIT

8.4 An employee newly hired into this bargaining unit may be terminated at any time during the first ninety (90) calendar days of employment without recourse to the grievance procedure. However, if circumstances warrant, the Company may request the Union for an extension of not more than thirty (30) additional days. Upon completion of thirty (30) days, such employee shall be entitled to all rights and privileges under this agreement unless specified otherwise. Seniority of such employee shall be retroactive to the original date of hire.

8.5 The Company shall not hire temporary employees. However, employees subject to recall may be needed to fill temporary vacancies/positions.


                                    STUDENTS

8.6 It shall be understood that summer students (May 15 to September 15) are excluded from the provision of this collective agreement. Students working outside the above dates (May 15 to September 15) will pay a working assessment fee per week. Assessment fee to be $4.00 per week, increasing by $0.25/week on the 15th of September in each of the contract years.

The Company will not utilize summer students while regular employees with recall rights are willing and able to perform available work.


                        FILLING OF VACANCIES - PROMOTIONS

9.1 The Company will attempt to fill vacancies from within the Company before hiring new employees.

9.2 Notice of job vacancies shall be posted on all office bulletin boards of the Company as soon as the supervisor has determined the need to fill this vacancy. This notice shall remain on the bulletin boards for ten (10) working days and shall include job title, the salary range of the classification in which the job falls, the length of the probationary period, and a brief description of the job duties, including necessary qualifications or equivalent. In those cases in which Management considers it appropriate, it may indicate on the notice of job vacancy, a level (kind and duration) of work experience which will be accepted in lieu of the education requirements.

Selected employees who have the experience, but do not meet the educational requirements, will be expected to take and successfully complete the Company suggested courses or they will be disqualified.


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9.3 The parties recognize that filling each job vacancy requires approximately two (2) months to post the job and select the replacement. It is understood that training may vary depending upon the position.

In case of multiple job vacancies resulting from an original job vacancy, the two months' allowance will apply to each vacancy progressively and cumulatively.

The above allowances may be extended by agreement of the parties if extenuating circumstances exist, such as disqualification during training, etc.

9.3a While the process of selection is being carried out the Company may fill the job temporarily from any source. If the job is not filled in thirty (30) days, the Company will inform the Union of the reason for the delay. It is the intent of the Company to fill job openings at the earliest possible date. All bidders will be notified by Human Resources Department of the results of the bid, upon completion of the selection.

9.4 An employee promoted to a higher position shall receive the learner's rate of the new classification. All employees so promoted shall receive a maximum probationary period of six (6) months, at the discretion of the Company. In the event an employee fails to satisfactorily complete his probationary period, he shall be relieved by Management and returned to his former job, which shall be considered to have been filled temporarily during his probationary period. This procedure will be followed, unless the employee's former job has either been eliminated or substantially changed so that it no longer exists as his former job. In the event an employee requests to be returned to his former job during the probationary period, he shall be returned to his former job which shall be considered to have been filled temporarily during his probationary period, provided that his former job has not been eliminated or substantially changed so that it no longer exists as his former job.

In either case mentioned above, if an employee cannot return to his former job, the employee shall proceed to the pool. (See Article 11.)

When management decides that the employee has satisfactorily completed the probationary period, the employee shall have no more than the next two (2) working days to either accept or reject the position. Present language and past practice concerning disqualification will not be modified by this paragraph.

9.5 It is understood that any employee bidding into a job and starting work on that job must remain on that job for a period of time not less than the posted probationary period, unless the provision is waived by the Company. An employee who accepts and then refuses a bid will not be eligible to bid again for the next twelve months.

9.6 If an employee is retained on a job past the posted probationary period, he/she shall be considered as qualified unless an extension of this period has been agreed upon by the Company and the Union.

It is understood that, if Union representation is requested by the employee, such representation will be made available during any meetings held to discuss such extensions.

9.7 Whenever an employee is temporarily assigned for any reason to a higher classification within the bargaining unit for periods of five (5) consecutive work days, or longer, that employee will be paid an additional amount equal to ten percent (10%) of his rate (weekly salary divided by 40 hours) or the relieved employee's rate, whichever is the lesser, for all hours worked during the temporary assignment. Whenever an employee is temporarily assigned as a replacement for a supervisory or any other non-bargaining unit employee for periods of five (5) consecutive work days or longer, that employee will be paid an additional amount equal to ten percent (10%) of his regular rate (weekly salary divided by 40 hours) for all hours worked during the temporary assignment. Once an employee has met the conditions stated above and has been compensated accordingly for

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replacing on a specific job, that employee is eligible to receive such compensation for each full day worked thereafter, when replacing on that same specific job.

It is intended that the higher rates of pay will be paid only when the employee has performed fifty percent (50%) or more of the job of the person being replaced.

Whenever an employee is temporarily assigned as a replacement for a supervisory or any other non-bargaining unit employee for six (6) continuous months, thereafter that employee will be paid either

     (A) An additional amount equal to ten percent (10%) of his regular rate, or

     (B) The experienced rate one classification above the highest classification supervised, whichever is higher, providing that the employee is performing substantially all of the duties of the supervisor or other non-bargaining unit employee.


               PROMOTIONS TO POSITIONS OUTSIDE THE BARGAINING UNIT

10.1 An employee promoted to a job outside the bargaining unit shall, at his option, have the right to return to his former job within a period of ninety
(90) work days after such promotion. In addition, the Company has the option to return employee to his former job within a period of ninety (90) work days after such promotion. Such employee shall retain and accumulate Company and bargaining unit seniority during the ninety (90) work day period in a job outside the bargaining unit.

If a person promoted to a non-Union position returns to his former position within a period of ninety (90) work days after the promotion, the employees who have been affected by the move shall return to their former positions.

This procedure will be followed unless the employee's former job has been eliminated or substantially changed so that it no longer exists as his or her former job, in which case, the employee shall proceed to the pool procedure.

If such employee is relieved of his non-Union position by Management after the ninety (90) work day period, such employee shall be given preference before a new employee is hired.

It is understood if such employee is rehired, he shall be given credit for past Company service for purposes of pension, vacations and all other benefits based on Company service.

10.2 Non-bargaining unit employees shall not perform any of the work customarily performed by employees within the bargaining unit, except in minor cases, cases of instruction, or emergency. Such occasions must be temporary in nature.


                         PROCEDURE FOR JOB PLACEMENT OF
                   PERMANENT EMPLOYEES DUE TO JOB ELIMINATION

11.1 The intent and spirit of this concept is directed toward satisfying the following objectives:

o    Improve safety/quality/efficiency/productivity

o    Provide employment security

o Provide flexibility while maintaining fairness in work assignments and seniority rights

o    Improve job satisfaction through increased challenge and rewards

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o    Improve and utilize skills of all employees

o    Reduce friction among all employees

o    Eliminate the need for temporary positions.

Eligibility: Any permanent employee whose position is eliminated.

Pay Rate: Employees will maintain their current rate of pay until they promote to an equal or higher pay rate position. (See Red Girded.) Article 9.7 does not apply.

Assignment: Pool employees scheduled will be coordinated by management for vacation relief, temporary openings, training, special projects and other work as required, within the employee's capabilities.

Pool employees must bid on open positions within the bargaining unit, if qualified. In the event no one within the bargaining unit accepts an open position, management has the right to assign a pool employee to the open position.

Pool Limit: The intent of the Company is to manage any reduction in the work force by attrition. However, in the event the pool exceeds an efficient operating level those employees will be released and given the option of either being laid off or exercising their rights to bump the least senior bargaining unit employee.

Red Circled: When a permanent employee's position is eliminated, that employee will enter the pool and be red circled. Red circled employees shall retain all rights and privileges of this agreement. However, red circled employees will receive 50% of wage increases. The employee will continue to maintain his/her salary (plus wage increase) until the general wage scale has been reached. When this level is reached the individual will then receive the normal negotiated increases.

The Human Resources Department will provide counseling for employees with respect to training, education and testing parameters for jobs in which they may have an interest.


                             NOTICE OF LAYOFF/RECALL

12.1 An employee to be laid off shall receive two (2) weeks notice and shall be placed on the recall list for a period of three years. Employees shall be recalled in order of their seniority providing they are qualified for the vacancy. Notice of recall to work after a layoff shall be by registered mail to the last address of the employee appearing upon the Company's records.

12.2 An employee recalled after layoff within the same classification in which he was employed at the time of being laid off, shall upon returning receive the salary which he had at the time of layoff, plus any increases applied to the classification during his layoff period.

                          CAUSES FOR LOSS OF SENIORITY

12.3 After the date of the Agreement, an employee shall lose all seniority rights for the following reasons:

1.   Quit,

2. Layoff for continuous period of more than three years,

3.   Discharged for just cause,

4. Absence for five (5) days without reasonable cause, and without notifying the Company within that time,

5. Failure to contact the Company inside of ten (10) days after being laid off and after being notified to return to work, and to make arrangements for his return to work.

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6.   Absence due to illness or injury beyond 36 months for those employees with three (3) or more years of service.

7. Absence due to illness or injury beyond the employee's length of service for those employees with less than three (3) years of service.


12.4 It is understood that, in reference to the loss of seniority due to #6 and #7 above, the Company and Union will meet before the date of termination to review the case for any special circumstances which should be considered.


                                  WORK SCHEDULE

13.1 Notwithstanding the fact that Saturday or Sunday work may be required by the nature of the job, the normal day's work shall be eight (8) hours, Monday through Friday.

If an employee is absent on funeral leave, jury duty or ward representative duty during a normal work week, any hours worked on a sixth day will be paid at straight time.

13.2 The normal hours of employment of the employees of this bargaining unit shall be between the hours of:
     7:30 a.m. and 4:30p.m. - Monday through Friday
     As scheduled--Saturdays and Sundays
The company reserves the right, based on operating needs, to schedule straight time and overtime hours and start and stop times.

13.3 There shall be a rest period of 15 minutes within each four (4) hours worked.


                                    OVERTIME

14.1 All employees will receive time and one-half for all hours worked after accumulating forty (40) work hours. Overtime hours will not be deducted from normal hours. No employee shall refuse a request for overtime without a justifiable reason.

14.2 Double time shall be paid for all time worked on Sundays.

14.3 There shall be no duplication of overtime payments.

14.4 Overtime work shall be distributed as equally as practicable within the various departmental groups and among employees regularly performing the type of work requiring the overtime.

                                    HOLIDAYS

15.1 The days upon which New Years Day, Presidents Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving, Christmas Eve, and Christmas Day are observed shall be considered as paid holidays.

15.2 Employees who are not scheduled to work on the holiday shall be credited with eight (8) hours' straight-time pay, provided: (a) He has completed sixty
(60) calendar days of employment with the Company;
     and


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(b)  He had worked for the Company at some time within the sixty (60) calendar days immediately prior to the holiday; and
(c) Must have worked his last schedule work day before the holiday is observed and his first scheduled work day after the holiday is observed, if any such days are scheduled for him, unless excused in writing by his immediate supervisor and approved by the Director of Human Resources.

15.3 For the purpose of computing holiday pay, the holiday shall be measured by the twenty-four (24) hour period beginning at 7:30 a.m. on the day observed as the holiday, and continuing until 7:30 a.m. on the following day.

15.4 When an employee is scheduled to work on the day observed as the holiday and does not work as scheduled, he shall not receive the credit for the holiday provided for in Paragraph 15.2 unless excused in writing by her immediate supervisor and approved by the Director of Human Resources. When an employee works the holiday he shall be paid for the hours worked and will receive holiday pay, except Christmas Day which shall be paid at double-time.


                                   CALL-IN PAY

16.1 In the event a member of this bargaining unit without prior notice on the previous day is called in to work outside his regular working schedule, he shall be paid a minimum of four (4) hours at his straight time rate, or at time and one-half for the actual hours worked, whichever is greater.

16.2 In the event a member of this bargaining unit is called at home during hours when he is not scheduled to work, for the purpose of obtaining information, he shall be paid one hour at his straight-time rate as bonus time. This penalty will not be paid for information which the employee should have made available during his scheduled work hours.


                                LEAVES OF ABSENCE

17.1 Leaves of absence, without loss of seniority and without pay, for justifiable reasons, but not in excess of two (2) weeks, will be granted upon written request stating the length of the leave and reason for it. Additional two (2) week periods may be granted for extraordinary reasons. The request must be addressed to the employee's immediate supervisor and a copy thereof given to the Union's steward having jurisdiction. The request will not be effective unless and until approved by the supervisor and the Director of Human Resources.

17.2 The policy of the Company with respect to maternity leave permits a leave without loss of seniority during that period of disability as determined by medical evidence. Failure to return to work after expiration of a maternity leave of absence will result in the employee being considered a voluntary quit and such job will be posted in accordance with Paragraph 9.2.

17.3 Union stewards and committeemen involved in the Adjustment of grievances with Management will be excused from their jobs while they are so engaged, as provided in Paragraph 4.5.

17.4 The Policy of the Company with respect to leave of absence for sickness or injury in effect as of the date of this Agreement will be continued.


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                                 BULLETIN BOARDS

18.1 Bulletin boards will be made available by the Company to the Union for the posting of Union notices relating to meetings, dues, entertainment, health and safety, and general Union activities. All notices shall be submitted to the Director of Human Resources before being posted. Approval shall not be withheld unreasonably by the Company.


                                  RATES OF PAY

19.1 Wage rate changes shall be as follows:


Effective July 15, 1997, a 3% wage increase will be granted. Effective July 15, 1998, a $0.30 per hour increase, and based on the Free Cash Flow formula, an additional 2% will be granted. Effective July 15, 1999, a 2% wage increase, and based on the Free Cash How formula, an additional 2% will be granted. Effective July 15, 2000, a $0.30 per hour increase, and based on the Free Cash Flow formula, an additional 2% will be granted. Effective July 15, 2001, a 2.5% wage increase, and based on the Free Cash Flow formula, an additional 2% will be granted.

The formula is based on Free Cash Flow calculation as described in the Cash Sharing Plan, Article 26. If the Free Cash Flow is between $8MM and $10MM, 50% of the 2% raise will be awarded. If the Free Cash Flow is between $1OMM and $12MM, 75% of the 2% raise will be awarded. If the Free Cash Flow is greater than $12MM 100% of the 2% raise will be awarded.

19.2 For overtime computation, the hourly rate of each employee shall be his weekly salary divided by forty (40).

19.3 The weekly rate range that shall be applicable for the term of this labor agreement is listed in Exhibit C. Any new positions created by the Company a rate will be assigned. Any dispute concerning any such newly established rate range shall be subject to adjustment through the grievance procedure.

19.4 In the event of a classification resulting in a claimed inequity, the Union and Company will meet to discuss the matter and, if an inequity exists, correct it.

19.5 Nothing herein shall prohibit the Company from paying the experienced rate in any position sooner than the established time on the wage schedule.


                                    VACATIONS

20.1 The following vacation plan shall be in effect during the term of this Agreement. Employees completing their second, seventh, twelfth, eighteenth, and twenty-eighth year of service during the calendar year shall become eligible for the additional week of vacation accruing in those years upon January 1st of the year in which they attain such years of service. The additional week of vacation may only be taken upon reaching the anniversary date

        0 years but less than 2 years -no vacation 2 years but less than 7 years -2 weeks of vacation with pay 7 years but less than l2 years -3 weeks of vacation with pay


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        12 years but less than        18 years    -4 weeks of vacation with pay
        18 years but less than        28 years    -5 weeks of vacation with pay
        28 years                      and over    -6 weeks of vacation with pay

20.2 A week's vacation pay shall be the employee's regular weekly rate of pay as of the time the vacation is taken.

20.3 The Company shall not be obligated to pay vacation pay to any person who has rendered no service whatever to the Company during the twelve (12) months preceding January 1st of the vacation year. However, employees who are disabled as a result of an industrial accident or sickness shall be entitled to their eligible vacation pay in the one (1) calendar year following their last day of work.

To be eligible for vacation in any year, employees, except in the event of sickness or disability, shall have worked not less than eleven-hundred (1,100) hours in the previous calendar year.

20.4 In the event a holiday named in this Agreement falls during the employee's vacation period, such employee shall receive the holiday pay.

20.5 Employees shall be entitled to select their weeks of vacation according to their bargaining unit seniority and established Company policies.

The canvassing process will start no later than the second Sunday in January. The first two (2) weeks are to be selected before 7:00 a.m., February 1 of each year with the senior person selecting first. The process will then repeat with the next senior person until all employees have selected their first-choice week(s). The remaining week(s) of vacation will be selected before 7:00 a.m., February 16. The process will be as above with the senior person selecting his/her remaining week(s) in accordance with Company policy and department quotas. After February 16th, any unscheduled weeks of vacation that any employee has remaining will be scheduled on a first come, first served basis, as allowed by unfilled department quotas.

No person shall take more than twenty-four (24) hours time in selecting vacation weeks when it is his/her turn. If a person wishes to change vacation week(s), the employee cannot exercise seniority rights over those who have already selected vacations. The Company will make reasonable efforts in the first round of vacation scheduling to grant eligible employees two weeks vacation during school out - school in period.

When an employee changes jobs, he/she will not automatically carry his/her scheduled vacations with him/her. The vacation(s) may be transferred if they do not violate established department quotas.

Employees who change jobs for permanent openings will be entitled to pick weeks left open by vacated employees. Selecting open weeks will be in accordance with the above.

20.6 By agreement between the employee and his supervisor, an employee may take two weeks vacation in half days (minimum of 4 hours).


                                 RETIREMENT PLAN

21.1 Eligible members of Local 6 shall be covered by Crown Vantage Pension Plan No. 7 as set forth in the provisions therein, and as outlined in Exhibit B.

All permanent employees shall, as a condition of employment, join the Pension Plan on the first day of their employment.

21.1a Under terms of the Retirement Equity Act of 1984, a pre-retirement joint and survivor option is provided to all vested employees, which allows you to provide your spouse with financial security in the event your death occurs before you retire and before you reach age 55.

This option will cause a reduction in your pension benefit if you so elect it and survive to retirement age. This benefit may be waived only if the spouse approves in writing the employee's refusal of this option and you are at least 35 years old. Such spousal approval of this waiver must either be witnessed by a Company representative or be notarized.

For each year that this pre-retirement joint survivor option remains in effect, the reduction to your accrued Pension benefit is as follows:
     .13% for each year your option is in force, between the date you complete 10 years of service and the date you become eligible for early retirement. After you become eligible for early retirement, the Company pays the cost of the option for you.


                                  FUNERAL LEAVE

22.1 In the event of the death of the spouse of an employee who has been in the employ of the Company for one (1) year or more, the employee is to receive up to five (5) days pay while off attending funeral services. It is understood that the two (2) days after the funeral shall be included in this five-day period.

In the event of the death of a son or daughter of an employee who has been in the employ of the Company for one (1) year or more, the employee is to receive up to five (5) days pay while off attending funeral services.

In the event of the death of father, mother, sister, brother, mother-in-law, father-in-law, paternal and maternal grandparents of an employee who has been in the employ of the Company for one (1) year or more, the employee is to receive up to three (3) days pay while off attending funeral services.

In the event of the death of a brother-in-law, sister-in-law, son-in-law, daughter-in-law, or grandchild of an employee who has been in the employ of the Company for one (1) year or more, the employee will be excused from work with pay on the day of the funeral.

It is understood that these days must be regular straight time scheduled work days for the employee. (In order to be eligible for this pay, the employee must be on the active payroll at the time of the death).


                      JURY DUTY AND WARD REPRESENTATIVE PAY

23.1 In the event an employee is selected for jury duty or is required to serve as an elected ward representative, the Company will pay the employee the difference between his regular pay and the amount received by him while serving on jury duty or as a ward representative.

23.2 Employees who have completed six calendar months of Company service and who are required to attend National Guard Training Camp or Reserve Training shall be reimbursed the difference between their military pay and forty (40) hours straight-time pay at their regular rate by the Company for a maximum of two (2) weeks duty per year.

                          COMPANY/UNION COMMUNICATIONS

24.1 It is the intention of the Company to communicate with the Union in all instances of technological and other changes involving job eliminations and reclassifications. The Union will be given prior notice in order that the Union Committee can discuss with the Company the reasons for such changes.


                             GOVERNMENT REGULATIONS

25.1 It is mutually agreed and understood that none of the provisions of this Agreement shall be interpreted to conflict with any State or Federal law, regulation, decree or directive now in operation or passed during the term of this Agreement. It is the duty of both the Company and the Union to cooperate in any changes required by such regulations. It is the express intention of the parties hereto that all other provisions not declared in conflict shall remain in full force and effect.

25.2 The Company and the Union shall cooperate fully on the safety, health and sanitation of the employees in accordance with the Williams-Steiger Occupational Safety and Health Act (O.S.H.A.) of 1970 and any amendments hereto. Conditions that affect the safety and health of the employees shall be considered a legitimate subject for mutual consideration.


                                  CASH SHARING
                              Statement of Purpose

26. The purpose of the Cash Sharing Plan is to promote a sense of ownership and enthusiasm that will focus the thinking and energy of employees at Berlin-Gorham on the key result areas that have the greatest impact on mill performance. This plan will provide an opportunity to recompensate employees for negotiated reductions due to economic conditions and will also provide an additional means for employees to increase their earnings by sharing in the mill's positive cash flow.

                                     Beliefs

This application of the Cash Sharing Plan enters into a new philosophy that enables employees to increase their earnings, share in the positive cash flow of the mill and be a partner in productivity and quality. The amount of cash sharing pool will depend upon our combined efforts to continually improve performance in key areas.

The amount of cash sharing dollars will depend on the generation of positive cash flow for the mill. The plan can significantly enhance the ability of each employee to increase annual earnings.

A Cash Sharing Plan has the potential to produce more income for all employees than industry pattern settlements. Cash Sharing distribution begins when the operation reaches positive free cash flow. Free cash flow is a financial measurement used by Crown Vantage to determine viability of a facility.

Free Cash Flow is the cash that is generated or needed by the business. The calculation is:

      Operating profit
      Less: Interest expense
            and Corporate Indirects
      -----------------------------
      = Pre-tax Profit

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


      Less: Income Tax
      ----------------
      = Net Income

      Add: Depreciation
      Add/Subtract Working Capital Changes

      Add/Subtract Other Corporate Charges
      Less: Dividends
            and Capital Spending
      --------------------------
            = Free Cash Flow


Definitions

Assets = Property, plant equipment, accounts receivable, inventories

Working Capital = Receivables and inventories (finished goods, work-in-progress, stores, raw materials-wood, chemicals, fuel oil)

Distribution of the cash sharing pool will be calculated on a quarterly basis with 75% of quarterly pool distributed quarterly and 25% distributed at the end of the Crown Vantage fiscal year based on annual free cash flow. Quarterly payments will be made by the end of the calendar month following the last month of the fiscal quarter.

All L-6 employees who are on the payroll as of the close of the quarter will be eligible to participate in the quarterly distributions. All L-6 employees who are on the payroll at the end of each fiscal year will participate in the annual distribution.

The distribution is proportioned on W-2 earnings for the respective time periods.

In the event of any question concerning the calculation of Free Cash Flow under this Cash Sharing Plan, a mutually agreeable CPA firm may be retained to verify that all calculations are in accordance with generally accepted accounting principles, with expenses to be shared equally by the parties.

All payments will be paid by separate check and will not be factored into any other contractual benefit plan for any purpose.

If management decides to shutdown any of the following production assets - hardwood/softwood pulp lines, paper machines 1, 2, 3, 4, or 9, the Cash Flow Plan will be reformulated with L-6.

Calculation

The Cash Sharing pool is determined by multiplying the Free Cash Flow of a fiscal quarter by 20%. There will be no pool if cash flow is zero or negative. This Cash Sharing Plan begins when cash sharing is available millwide.

                                    DURATION

27.1 This Agreement shall be in effect July 15, 1997, and from year to year thereafter, unless terminated in accordance with the provisions of (D) and (E) below.

(A) If either party shall desire to change any provisions of this Agreement, it shall give written notice of such desire to the other party at least sixty
     (60) days in advance of any anniversary date; provided however, that such notice shall not be effective before May 15,2002.
(B) The giving of notice in subsection (A) above shall constitute an obligation upon both parties to negotiate in good faith all questions at issue, with the intent of reaching written agreement prior to the anniversary date.
(C) If the parties have not reached agreement on or before the anniversary date, all the provisions of the agreement shall remain in effect unless specifically terminated in accordance with the provisions below.
(D) At any time after the anniversary date, if no agreement on the question at issue has been reached, either party may give written notice to the other party of intent to terminate the agreement in (not less than) ten days. All the provisions of the agreement shall remain in full force and effect until the specified time has elapsed. During this period, attempts to reach an agreement shall be continued.
(E) If the parties have failed to resolve their differences before the specified time has elapsed, all obligations under this Agreement are automatically canceled.

28.1 The Company agrees that it will not sell or otherwise transfer the business to another employer unless the new employer agrees to review with OPEIU, Local 6 the existing collective bargaining agreement as part of the transfer agreement.

                                    EXHIBIT A

                       Alcohol/Drug Abuse Policy Statement

Crown Vantage believes that a working environment unaffected by alcohol and drugs fosters safety, quality, service and productivity, and is in the best interest of all employees. Every employee shares in the responsibility to support a drug and alcohol-free environment.

The following policy and rules on alcohol and drug abuse are aimed toward reaching this goal:

> Possession, use or offering of alcohol or drugs while on the job, in Crown Vantage Mills, Plants, technical Centers, Laboratories and Offices (including associated parking lots and entry roads) is prohibited. Violation of this policy will constitute grounds for immediate termination of employment.

     "Drugs" are defined to include both "illegally-used controlled substances" (illegal drugs or other controlled substances as defined under state or federal law, including narcotic and non-narcotic drugs, and prescription drugs used abusively) and "non-controlled" (over-the-counter) medicines if they render one unfit for duty. Additionally, the abuse of any substance for the purpose of achieving a drug-like effect will fall under the prohibition against "drugs". "possession" includes the presence of drugs or alcohol in the possession or control of the employee or in the employee's desk, locker, toolbox, lunch box, automobile on Company property or other personal area.

> An employee who reports to work or who is observed at work under the influence of alcohol or drugs, or who is incapable of safely performing his/her job, will be subject to severe disciplinary action which may include immediate termination of employment. "Under the influence" includes the presence of any alcohol or drug in the body, which may be verified by laboratory tests, or impairment to any degree, which may be verified by appropriate field test.

> An employee who, under a proper medical authority, is taking prescription drugs or other medication which may affect his/her ability to work safely is responsible for bringing this matter to his/her supervisor's attention before beginning work. Whether or not an employee is taking a prescription drug, non-prescription drug, or other medication an employee who reports to work or who is observed at work and is incapable of safely performing his/her job may, depending on the circumstances, be subject to severe disciplinary action which may include immediate termination of employment.

> Crown Vantage will take reasonable steps to search for and detect use of, possession of and impairment by alcohol and drugs. Because Crown Vantage is committed to maintaining a drug and alcohol-free working environment, prior to making a job offer, applicants for employment will be screened to avoid hiring persons who use drugs or who abuse alcohol. In addition, Crown Vantage may require any employee suspected of being under the influence of alcohol or drugs to submit to a breath test, or urinalysis by Company-designated physician or qualified test process. The type of testing will be at the Company's discretion and expense. Refusal to submit to the examination will be considered an admission of being under the influence of alcohol or drugs.

> Crown Vantage will work actively to educate employees about the drug and alcohol problem by working closely with employee groups and unions representing its employees. Crown Vantage will strive to develop a cooperative approach with all employees in dealing with the problem of drugs and alcohol.

> The Company offers various Employee Assistance Programs to help employees and their families with alcohol and drug-related problems, as well as other personal problems. All employees are encouraged to seek assistance for alcohol and drug abuse or other personal problems. Participation in these programs is voluntary, and assistance is provided on a confidential basis. However, participation does not relieve employees of their responsibility to comply with the Company's alcohol and drug rules and to meet work performance requirements.

                                    EXHIBIT B
                                HEALTH CARE PLAN

                          Active Employees, Spouse and
                               Dependent Children*

THE HEALTH CARE PLAN IS A POINT OF SERVICE PLAN.

The Point of Service Health Care Plan has two components:

     1)   Primary Care Physician Referred Benefits,
     2)   Self-Referred Benefits

Increases in years 2-5 will be shared equally by the company and the union.

ELIGIBILITY: The first day of the month following the completion of 30 days worked. Those employees who are hired as vacation replacements are not covered by this provision.

* Unmarried children are covered from date of birth to the end of the month in which they reach age 19 or are between ages of 19 and 25, unmarried and full-time students.


                             PRESCRIPTION DRUG PLAN

THE PRESCRIPTION DRUG WILL BE COVERED UNDER THE POINT OF SERVICE HEALTH CARE
PLAN.

The employee cost of prescription drugs will be $10.00 for brand name, $5.00 for generic and $1.00 for mail order.

ELIGIBILITY: All active employees, their spouse and unmarried, dependent children up to the age of 19, or age 25 if a full-time student.

WAITING PERIOD: The first of the month following the completion of 30 days worked.

TERMINATION OF COVERAGE: The last day of work upon termination of employment, or the end of the month in which and employee retires.

COVERAGE: May be on employee only, employee and spouse, or full family.


                        BERLIN/GORHAM DENTAL CARE PROGRAM

BENEFIT PERCENTAGE: Co-insurance of 80/20.

COVERED DENTAL EXPENSE:

     Basic Service - dental examinations, diagnoses and X-rays

     Preventative Services -    prophylaxis, fluoride treatment, sealants

     Restorative Services -     dental fillings, crowns and gold restoration

     Oral Surgery - extraction and all other oral surgery procedures

     Periodontics - scaling, heavy cleanings

     Dentures and Partials - a separate benefit that allows a maximum payment of $175.00 for each denture, $200.00 for each partial (no change in the 70/30 co-insurance of July 1, 1984). Any denture replacement is not covered until after a period of five (5) years.

MAXIMUM BENEFITS: (Plan year from July 1st to July 1st)

Effective July 15, 1997,
      Employee and Spouse          $300.00
      All eligible children        $300.00
Effective July 15, 1998, benefit will be increased to $350.00. Effective July 15, 1999, benefit will be increased to $400.00

EMPLOYEE CONTRIBUTION: None

ELIGIBILITY: All active employees, their spouse and unmarried, dependent children up to the age of 19, or age 25 if a full time student.

WAITING PERIOD: The first of the month following the completion of 30 days worked.

TERMINATION OF COVERAGE: The last day of work upon termination of employment, or the end of the month in which and employee retires.

COVERAGE: May be on employee only, employee and spouse, or full family.


                        MENTAL HEALTH AND SUBSTANCE ABUSE

Please refer to Point of Service health Care Plan Benefit Summary.


                             RETIREE GROUP HOSPITAL
                                AND MEDICAL PLAN

All retirees after July 15, 1997 will be covered under a Point of Service Care Plan.

The company retains the right to change and modify the retiree health care plans.

     Retiree and/or dependent spouse who is not eligible for Medicare. Dependent children -- Same as active employees and dependents at time of retirement except Major Medical is limited to $25,000.

COST: During the first year of retirement, the cost of medical insurance premiums for the retired employee is paid by the Company and the retiree pays 25% of the balance for dependent coverage. After one year of retirement retiree pays 25% of the full cost for himself and dependents. Note: This does not include those retired employees or their spouses who are covered by Medicare and Medi-Comp.

     Retiree and/or dependent spouse who is eligible for Medicare-Medi-Comp Supplemental Plan.

COST: During first year of retirement, Company pays cost of retiree; and retiree pays dependent cost. After one year of retirement, retiree pays full cost for himself and spouse.

     Effective July 15, 1986, employees (age 65) who retire before July 1, 1986 shall have their Medicare and Medi-Comp premium reduced by $3.50 per month.

     Effective July 15, 1986, employees (age 65) who retire after July 1, 1986 shall have their Medicare and Medi-Comp premium reduced by $7.80 per month.


                         SICKNESS AND ACCIDENT BENEFITS

ELIGIBILITY: The first day of the month following the completion of 30 days worked. Those employees who are hired as vacation replacements are not covered by this provision.

WAITING PERIOD:
      Accident - First Day
      Sickness - Eighth Day

DURATION: Maximum of 26 weeks per period of disability.

BENEFITS:                  Effective July 15, 1997            $270.00 PER WEEK
                           Effective July 15, 1998            $280.00 PER WEEK
                           Effective July 15, 1999            $290.00 PER WEEK
                           Effective July 15, 2000            $300.00 PER WEEK
                           Effective July 15, 2001            $310.00 PER WEEK


                                 LIFE INSURANCE

                              BASIC PLAN-A. D. & D.

ELIGIBILITY: The first day of the month following the completion of 30 days worked. Those employees who are hired as vacation replacements are not covered by this provision.

BENEFITS: $20,000 A. D. & D.
Effective July 15, 1998, the benefit plan will be increased to $21,000. Effective July 15, 2000, the benefit plan will be increased to $22,000.

COST: Company pays full cost

                                  OPTIONAL PLAN

     Employees have the option of purchasing additional life insurance in the amount of $11,000 at a cost of $5.50 per month.

     If an employee retires due to disability the optional life will be carried at no cost to him/her until he/she reaches age 65.

                      TOTAL & PERMANENT DISABILITY BENEFIT

     This benefit is available to employees prior to age 60, who are not able to continue their employment because of medical reasons. This benefit is available by converting the Basic Life Insurance to payments of:

     $18.00 for each $1,000 of insurance for 60 months

                          SUPPLEMENTAL PLAN - A.D.& D.

ELIGIBILITY: Same as under the BASIC PLAN noted above.

BENEFITS: Employees may elect coverage from $10,000 to $50,000 in multiples of $10,000. If an injury results in death or dismemberment within one year of the accident, the plan will pay a benefit up to the maximum insured.

     Employees can elect to cover their family (spouse and children) or only their children. A spouse must be under age 70 and cannot be an employee of Crown Vantage. Children must be between the ages of 14 days and 23 years, fully dependent on the employee for support and maintenance.

     A spouse is insured for 40% of the principal sum, and children are each insured for 10% of same. If there are no children, the spouse is insured for 50%.

COST: The employee's weekly contribution per $10,000 coverage is approximately
 .70 on self .80 on children and self, and .100 on family and self.


                             PENSION PLAN 7 SUMMARY

BENEFIT RATE:                               Employee Weekly Premium
                                            -----------------------
      06/25/97-- $25.25                            $5.00
      06/25/98-- $26.00                            $6.13
      06/25/99-- $27.00                            $7.63
      06/25/00-- $27.75                            $8.76
      06/25/01-- $28.75                            $10.26

The company and union will split the cost of the negotiated increases.

NORMAL RETIREMENT: Age -65
     Credited years of service.
     No maximum.

      Age 62 to 64 with 30 years of credited service will receive full retirement benefits.

EARLY RETIREMENT: Age -55 to 64 with 15 years or more of credited service.
      Actuarial reduction:
      Age 62-65                              .2% per month
      Age 55-62                              .5% per month

DISABILITY RETIREMENT: No age requirement but 15 years or more of credit service is required. Credited service is accrued to a maximum of thirty-six (36) months after date last work. Employee must make contribution in accordance with subsection 3.3 of Pension Plan 7.

     NOTE: Return to work for less than one week after being on disability will not constitute a break in continued disability status.

  BENEFIT RATE: Same as above.
     "If an individual is not disabled to the extent that he/she is eligible for Social Security Benefits, he/she will receive an additional $60 per month until he/she is eligible for Social Security Benefits."

VESTING: No age requirement.

     A minimum of five (5) years of credited service required. Benefit payable beginning any time after age 55 with ten (10) or more years of credited service at time of term nation. Benefit payable beginning at age 65 with less than ten (10) years of credited service at time of termination.

OPTIONAL FORMS OF BENEFITS:

1. Life Annuity - Payments stop upon retiree's death.

2. Five Year Certain - Payments are guaranteed for five years from the day of retirement. If retiree's death occurs before five years, the balance of the payments will be paid to retiree's beneficiary.

3. Ten Year Certain - Same as five year certain except the guarantee period is for ten years.

4. 50% Joint & Survivor - This benefit is guaranteed for both retiree's lifetime and retiree's spouse's lifetime. Retiree receives a reduced monthly benefit and upon retiree's death, retiree's spouse receives one-half of that amount for his/her lifetime. If retiree's spouse should die before retiree does, the amount of the retiree's pension benefit remains the same.

5. Widow's Benefit (Minimum of $275.00) With a $275 minimum in effect, an employee's early retirement or normal retirement benefit would not be reduced unless he/she desires his/her surviving spouse to get more than a $275 per month benefit after his/her death. If he/she wishes his/her survivor to be eligible for more than the $275, the standard joint & survivor option table would be used based on his/her early or normal retirement benefit and both of their ages.
          The $275 guarantee will only be covered for a period of 10 years from the employee's retirement, and only those employees who have 30 or more years of service are eligible for this benefit.
          Anyone taking a 5-or 10-year certain option would not be covered by the $275 minimum because the survivor's benefit in these cases is much greater.
          The employee's spouse at the time of his/her retirement is the single person eligible for a $275 10-year certain benefit

DEATH BENEFIT: Normal Retirees, Early Retirees and Disability Retirees who do not receive the Total & Permanent Disability Benefit provided for under Group Life Insurance Program will be eligible for a death benefit equal to $7,000.00 payable to their beneficiary.

SOCIAL SECURITY MAKE-UP PROVISION
     Age: Between 55 and 62
     Service: 30 years or more of credited service. Early retirement benefit plus a supplemental benefit of up to $500.00 which combined will provide a total benefit to a maximum of $900.00 per month up to age 62, at which time the employee's Social Security benefit replaces the supplemental benefit.

                                                     EXHIBIT C
                                                   RATES OF PAY

                                                                   INCREASE
       JOB CLASSIFICATION                      1997 RATE           INTERVAL
       ------------------                      ---- ----           --------
           Classification II             $325.61 -    $349.08      2 Years
Custodian

           Classification III            $352.46 -    $380.02      2 Years
Switchboard/Receptionist
Mail Clerk
Lead Custodian

           Classification IV             $383.77 -    $414.11      2 Years
Accounts Payable Clerk B
Accounts Payable Clerk C

           Classification V              $417.42 -    $447.33      2 Years
Electrical Coordinator (Casc)

           Classification VI             $451.08      $481.00      3 Years
Maintenance Scheduler (Burg)
Financial Services Floater
Distribution Planner
Billing Clerk
Asst. Dist. Planner/Billing Clerk
Woods Cost Clerk
Electrical Coordinator (Burg)
Accounts Payable Clerk A

          Classification VII             $484.73      $520.28      3 Years
Inventory Clerk
Equipment & Parts Clerk
Raw Materials Clerk -
Statistical Accountant -
Time Data Leader

    Classification VIII                  $524.75      $559.55      3 Years
Maintenance Scheduler (Casc)
Inventory Control Clerk
Paper Machine Trimmer
Traffic Services Rep
Senior Accounting Clerk (M.O.)

          Classification IX              $563.30      $599.78      3 Years
Cap. Fixed Property Accountant
Senior Accounting Clerk (Casc)

* At the conclusion of the "Increase Interval" as set forth in the last column, the employee's rate will be adjusted from "Learner's Rate" to "Experienced Rate."

IN WITNESS WHEREOF, the Company and the Union have executed this Agreement the day and year first written above

OFFICE AND PROFESSIONAL
EMPLOYEES INTERNATIONAL UNION     CROWN VANTAGE
LOCAL NUMBER 6 (AFL-CIO)          BERLIN/GORHAM GROUP


/s/ Richard Breton                /s/ David A. Nelson
- ---------------------------       -----------------------------
RICHARD BRETON                    DAVID A. NELSON
President                         Senior Vice President



/s/ Joseph Croteau                /s/ William Lockard
- ---------------------------       -----------------------------
JOSEPH CROTEAU                    WILLIAM LOCKARD
Vice President                    Director Human Resources


/s/ Charles McDermott             /s/ Gregory F. Nolan
- ---------------------------       -----------------------------
CHARLES McDERMOTT                 GREGORY F. NOLAN
International Representative      Manager, Labor Relations


                                  /s/ Normand Fortier
                                  -----------------------------
                                  NORMAND FORTIER
                                  Financial Services and Systems Manager




                                       26